UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 27, 2009

SFG FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13635	13-3208094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Madison Avenue, 8th Floor
New York, NY 10022
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 605-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

SFG Financial Corporation (the “Company”) and 551 FX IB Associates, LLC (‘551”) entered into a License Agreement dated as of April 27, 2009 (the “License Agreement”). The Agreement provides for 551 to license, the Company’s proprietary trading software, the E-Path FX Trading Platform (the “Platform”), for purposes of implementing and marketing an over-the-counter foreign currency exchange service. The License Agreement provides for a term of 36 months, which may be renewed for an additional period of 7 years at the option of the Company. As consideration for the License, 551 agreed to pay to the Company, the sum of $35,000 which amount had been previously advanced to the Company. In addition, the Company agreed to issue to 551, 350,000 shares of its common stock as bonus shares.

Pursuant to the terms of the License Agreement, the Company granted to 551 a six month option to purchase 3,333,333 shares of its common stock, at an exercise price of $0.15 if exercised on or before June 30, 2009 or $.20 if exercised thereafter. In addition, during the initial term of the Agreement, the Company is required to remit to 551, shares of the Company’s common stock based upon the amount of Notional Volumes traded on the Platform by 551, priced at $.25 per share. The amount of rebates earned by 551 shall be calculated for each tranche of 30 Billion of Notional Volume traded in the Platform and shall terminate at the earlier of, the expiration of the term of the Agreement or the issuance of 6,000,000 shares of the Company’s stock.

The License Agreement also provides for payments by 551 to the Company based upon the monthly notional volume traded on the Platform, which payments are payable on the 20th day of the subsequent calendar month.

During the term of the License Agreement, the Company has a right of first refusal on any bonafide offer from a third party to (ii) purchase all or substantially all of the assets of 551; or (ii) to engage in a merger or consolidation in which 551 is not the surviving corporation.

The Company’s President, Michael Caska, is the managing member of 551.

Item 9.01                       Financial Statements and Exhibits

Exhibit Number	Description

10.1	Software License Agreement and Maintenance Agreement dated as of April 27, 2009, by and between SFG Financial Corporation and 551 FX IB Associates, LLC.

SIGNATURE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SFG FINANCIAL CORPORATION

	By:	/s/Michael C. Caska
Michael C. Caska
President and CEO

Dated: May 12, 2009